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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                             ITERATED SYSTEMS, INC.

  Pursuant to Sections 14-2-1001 and 14-2-1003 of the Georgia Business Corporation Code, Iterated Systems, Inc. hereby amends and restates its Articles of Incorporation in their entirety and substitutes the following in lieu thereof:

  The Amended and Restated Articles of Incorporation were adopted by the Board of Directors and Shareholders on September 2, 1997.

                                  ARTICLE ONE
                                      NAME
                                      ----

  The name of the corporation is Iterated Systems, Inc.

                                 ARTICLE TWO
                                 CAPITALIZATION
                                 --------------

  The corporation shall have authority, exercisable by its Board of Directors, to issue up to 20,000,000 shares of common stock, $0.01 par value per share.

                                 ARTICLE THREE
                        LIMITATION ON DIRECTOR LIABILITY
                        --------------------------------

  No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or any other duty as a director, except that such liability shall not be eliminated for:

        (i) any appropriation, in violation of the director's duties, of any business opportunity of the corporation;

        (ii) acts or omissions that involve intentional misconduct or a knowing violation of law;

        (iii) liability under Section 14-2-832 (or any successor provision or redesignation thereof) of the Georgia Business Corporation Code (the "Code"); and

        (iv) any transaction from which the director received an improper personal benefit.

  If at any time the Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders.
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  Any repeal or modification of the foregoing provisions of this Article Three shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the corporation for or with respect to any alleged act or omission of the director occurring prior to such a repeal or modification.

  IN WITNESS WHEREOF, the undersigned executes these Amended and Restated Articles of Incorporation on September 2, 1997.


                                    /s/ John R. Festa
                                    --------------------
                                    John R. Festa
                                    President and Chief Executive Officer


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